EXHIBIT B

                                  CENTREX INC.,
                                   STOCK GRANT

This Agreement entered into on this 21st day of January 2003 by and between Jack
J. Luchese ("Holder") and Centrex Inc. an Oklahoma Corporation ("Company") whereby Holder agrees with the Company that this Stock Grant to Purchase 15,000,000 Shares of Common Stock of the Company (this "Stock Grant") is issued and all rights hereunder shall be held subject to all of the conditions, limitations and provisions set forth herein.

     1. Date of Issuance and Term.

     (a) Share Grant: Amount This restricted Stock Grant of 15,000,000 shares of Centrex common stock shall be deemed to be issued on January 21, 2003 ("Date of Issuance").


     (b)  New Financing:
          As a condition of employment the Company will raise a minimum of $1,500,000 in cash (net of fees and all financing expenses) prior to Holder's official start date. Holder will receive a grant for 15% of the fully diluted shares after the new $1,500,000 net financing and after the issuance of the Holders stock grant. To the extent that such grant in Section 1(a) exceeds 15% of the fully diluted shares after the financing and also after the Holders grant then the total grant will be adjusted downward so that the 15% ceiling in not exceeded. This new grant number, if any, will be defined as the Adjusted Grant.

     (c)  Purchase of grant shares:
          Holder agrees to purchase said shares in the grant via a recourse note executed effective with the grant issuance.

     (d)  Increase in Authorized Shares:
          The Company will cause a shareholder meeting to raise the ceiling on authorized common shares so that the grant to Holder can be validated.

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     2. Stock Grant.

     (a) Manner of Stock Grant. During the Stock Grant Period, this Stock Grant may be Granted as to all or any lesser number of full shares of Common Stock covered hereby (the "Stock Grant Shares") pursuant to the Vesting Terms as set forth below.

     (b) Delivery of Shares of Common Stock Upon Stock Grant. Upon the Vesting of this Stock Grant, the Company shall use its reasonable best efforts to deliver, or shall cause its transfer agent to deliver, a stock certificate or certificates representing the number of shares of Common Stock, which has Vested within three (3) trading days of the date that all the Vesting Criteria is met and the Holder makes written demand upon the Company. Such stock certificates shall not contain a legend restricting transfer if a registration statement covering the resale of such shares of Common Stock is in effect at the time of Vesting of the Stock Grant or if such shares of Common Stock may be resold pursuant to an exemption from registration, including but not limited to Rule 144 under the Securities Act of 1933.

     (c) Economic Loss Due to Late Delivery of Shares. If the Company fails for any reason to deliver the requisite number of shares of Common Stock (unlegended, if so required by the terms of this Stock Grant)(the "Stock Grant Shares") to a Holder upon an Stock Grant of this Stock Grant within ten (10) business days of the Receipt Date (the "Late Delivery Deadline"), the Company shall pay such Holder (in addition to any other remedies available to Holder) an amount equal to ("Non-Delivery Payment") the number of Stock Grant Shares for which delivery is late, multiplied by the difference of:

          (x) the highest closing price for the Company's Common Stock for any trading day during the period beginning on and including the Date of Stock Grant and ending on the earlier of (i) the date that the Investor receives from the Company certificates (unlegended, if so required by the terms of this Stock Grant) representing the Stock Grant Shares of Common Stock issuable in conjunction with such Stock Grant, or (ii) the


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          date that the  Holder  receives  the full  amount of the  Non-Delivery
          Payment, whichever is earlier,

                  minus


          (y) The lower of fFive Cents ($0.05) or the Adjusted Equity Purchase Price as defined in Paragraph 3 herein.


          Non-Delivery Payments shall be payable, in cash, within five (5) business days of the Late Delivery Deadline.

          (d) Liquidated Damages. The parties hereto acknowledge and agree that the sums payable as Non-Delivery Payments shall give rise to liquidated damages and not penalties. The parties further acknowledge that (i) the amount of loss or damages likely to be incurred by the Holder is incapable or is difficult to precisely estimate, (ii) the amounts specified bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Holder, and (iii) the parties are sophisticated business parties and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

     (eg) Holder of Record. The Holder shall be deemed to be the Holder of record of such shares on the Date of the Vesting of this Stock Grant, irrespective of the date of delivery of the Common Stock purchased upon the Stock Grant of this Stock Grant. Nothing in this Stock Grant shall be construed as conferring upon Holder any rights as a stockholder of the Company prior to Vesting.


     3. Payment of Stock Grant Stock Grant Price.

     Executive will be granted the right to purchase up to 15 million shares of restricted Centrex common stock for $250,000. The final number of shares to be granted will be based on final re-requisite events and calculations to include the closing of the next $1,500,000 (net after all fees and expenses) financing (approximately $2 million gross) plus any other adjustments for debt conversion or any other adjustments involving equity on a fully diluted basis. The Stock Grant Price per share ("Stock Grant Price") shall equal to the lower of(the "Initial Stock Grant Price"), which is

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$0.05 or the  Adjusted  Equity  Purchase  Price  which is the result of dividing
$250,000 by the actual calculated number of shares granted to Executive after all pre-conditions are met. The Payment of this Stock Grant Price shall be made by Holder in the form of a Full Recourse Loan. The Full Recourse Promissory Note is attached and made apart hereof as exhibit "A". This note may be paid off in whole or in part by the Executive at any time and any or all of the following payments options are deemed to be acceptable:

        - The then market value of Company shares owned by Executive at the date of redemption whether restricted for sale or not.
        - The then "in the money" market value (share market price less strike price) of Company derivatives (options or warrants) owned by Executive at the date of redemption.
        - The forgiveness of any debt owned by the Company to Executive plus all accrued interest payments owed to Executive by the Company at the date of redemption.

Any bonuses or salary payments or other payments that Executive wishes to apply to such outstanding note.


          4. Transfer and Registration.


     (a) Transfer Rights. The shares underlying this Stock Grant may be issued to Holder, but may not be further transferred, pledged or used as collateral until such time as said shares vest pursuant to the terms and conditions of this Stock Grant specifically including any necessary downward adjustments as set forth in apargraph one (b).
     (b) Registrable Securities. In addition to any other registration rights of the Holder, if the Common Stock issuable pursuant to this Stock Grant is not registered for resale at the time the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Act (including a registration relating solely for the sale of securities to participants in a Company stock plan or a registration on Form S-4 or Form S-8 promulgated under the Act or any successor or similar form registering stock issuable upon a reclassification, upon a business combination involving an exchange of securities or upon an exchange offer for securities of the issuer or another entity)(a "Piggyback Registration Statement"), the Company shall cause to be included in such Piggyback Registration Statement ("Piggyback Registration") all of the Common Stock issuable

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pursuant  to this Stock  Grant  ("Registrable  Securities")  to the extent  such inclusion does not violate the registration rights of any other securityholder of the Company granted prior to the date hereof. Nothing herein shall prevent the Company from withdrawing or abandoning the Piggyback Registration Statement prior to its effectiveness.

     (c) Limitation on Obligations to Register under a Piggyback Registration. In the case of a Piggyback Registration pursuant to an underwritten public offering by the Company, if the managing underwriter determines and advises in writing that the inclusion in the registration statement of all Registrable Securities proposed to be included would interfere with the successful marketing of the securities proposed to be registered by the Company, then the number of such Registrable Securities to be included in the Piggyback Registration Statement, to the extent such Registrable Securities may be included in such Piggyback Registration Statement, shall be allocated among all Holders who had requested Piggyback Registration pursuant to the terms hereof, in the proportion that the number of Registrable Securities which each such Holder seeks to register bears to the total number of Registrable Securities sought to be included by all Holders. If required by the managing underwriter of such an underwritten public offering, the Holders shall enter into a reasonable agreement limiting the number of Registrable Securities to be included in such Piggyback Registration Statement and the terms, if any, regarding the future sale of such Registrable Securities.

     5. Anti-Dilution Adjustments.

     (a) Stock Dividend. If the Company shall at any time declare a dividend payable in shares of Common Stock, then Holder, upon Vesting of this Stock Grant after the record date for the determination of holders of Common Stock entitled to receive such dividend, shall be entitled to receive upon Vesting of this Stock Grant, in addition to the number of shares of Common Stock as to which this Stock Grant is Vested, such additional shares of Common Stock as such Holder would have received had these shares been Vested immediately prior to such record date and the Stock Grant Price will be proportionately adjusted.

     (b) Recapitalization or Reclassification.

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     (i)   Stock   Split.   If  the   Company   shall  at  any  time   effect  a
recapitalization,   reclassification   or  other  similar  transaction  of  such
character that the shares of Common Stock shall be changed into or become exchangeable for a larger number of shares (a "Stock Split"), then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to receive upon Vesting of this Stock Grant shall be increased in direct proportion to the increase in the number of shares of Common Stock by reason of such recapitalization, reclassification or similar transaction, and the Stock Grant Price shall be proportionally decreased.

     (ii)  Reverse  Stock  Split.  If the  Company  shall at any  time  effect a recapitalization, reclassification or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a smaller number of shares (a "Reverse Stock Split"), then upon the effective date thereof, the number of shares of Common Stock which Holder shall be entitled to receive upon Vesting of this Stock Grant shall be proportionately decreased and the Stock Grant Price shall be proportionally increased. The Company shall give Holder the same notice it provides to holders of Common Stock of any transaction described in this Section 5(b).

     (c) Distributions. If the Company shall at any time distribute for no consideration to holders of Common Stock cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or preceding years) then, in any such case, Holder shall be entitled to receive, upon Vesting of this Stock Grant, with respect to each share of Common Stock issuable upon such Vesting, the amount of cash or evidences of indebtedness or other securities or assets which Holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had this Stock Grant been Vested immediately prior to the record date or other date fixing shareholders to be affected by such event (the "Determination Date") or, in lieu thereof, if the Board of Directors of the Company should so determine at the time of such distribution, a reduced Stock Grant Price determined by multiplying the Stock Grant Price on the Determination Date by a fraction, the numerator of which is the result of such Stock Grant Price reduced by the value of such distribution applicable to one share of Common Stock (such value to be


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determined by the Board of Directors of the Company in its  discretion)  and the denominator of which is such Stock Grant Price.

     (d) Notice of Consolidation or Merger and Stock Grant Exchange. The Company shall not, at any time after the date hereof, effect a merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or there is a sale of all or substantially all the Company's assets (a "Corporate Change"), unless the resulting successor or acquiring entity (the "Resulting Entity") assumes by written instrument the Company's obligations under this Stock Grant, including but not limited to the Stock Grant Price reset provisions as provided herein during the term of the resultant Stock Grants, and agrees in such written instrument that this Stock Grant shall be exercisable into such class and type of securities or other assets of the Resulting Entity as Holder would have received had Holder fully Vested under the terms of this Stock Grant immediately prior to such Corporate Change, and the Stock Grant Price of this Stock Grant shall be proportionately increased (if this Stock Grant shall be changed into or become exchangeable for a Stock Grant to purchase a smaller number of shares of Common Stock of the Resulting Entity) or shall be proportionately decreased (if this Stock Grant shall be changed or become exchangeable for a Stock Grant to purchase a larger number of shares of Common Stock of the Resulting Entity); provided, however, that Company may not affect any Corporate Change unless it first shall have given three (3) days notice to Holder hereof of any Corporate Change.

(e) Stock Grant Price Adjusted. As used in this Stock Grant, the term "Stock Grant Price" shall mean the purchase price per share specified in Section 3 of this Stock Grant, until the occurrence of an event stated in subsection (a),
(b), (c) or (d) of this Section 5, and thereafter shall mean said price as adjusted from time to time in accordance with the provisions of this Stock Grant. No such adjustment under this Section 5 shall be made unless such adjustment would change the Stock Grant Price at the time by 2% or more; provided, however, that all adjustments not so made shall be deferred and made when the aggregate thereof would change the Stock Grant Price at the time by 2% or more.

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     Adjustments:  Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 5, Holder shall, upon Vesting of this Stock Grant, become entitled to receive shares and/or other securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this
     Section 5.Additional Funding. The number of shares of Common Stock granted herein shall be adjusted (either upward or downward) to include the issuance of Common Stock necessary for the Company to raise an additional one million five hundred thousand dollars. It is the intent of the parties that the Holder receives 15% of the number of fully diluted shares the Company has issued and outstanding after an additional one million five hundred thousand dollars in net cash (after all fees and expenses) is raised. This one million five hundred thousand dollars shall specifically include any and all money raised by the Company whether through the sale of stock, debt exercise of existing options or otherwise
           6.  Fractional Interests.

     No fractional shares or scrip representing fractional shares shall be issuable upon the Vesting of this Stock Grant, but on the Vesting of this Stock Grant, Holder may receive only a whole number of shares of Common Stock. If, on Vesting of this Stock Grant, Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Stock Grant shall be the next higher number of shares.

         7. Reservation of Shares.

     The Company shall at all times reserve for issuance such number of authorized and unissued shares of Common Stock (or other securities substituted therefor as herein above provided) as shall be sufficient for the Stock Grant or take such corporate action as necessary to ensure the reservation of said shares. The Company covenants and agrees that upon the Stock Grant of this Stock Grant, all shares of Common Stock issuable upon

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such Stock Grant shall be duly and validly issued, fully paid, nonassessable and not subject to preemptive rights, rights of first refusal or similar rights of any person or entity.

         8. Restrictions on Transfer.

     (a) Registration or Exemption Required. This Stock Grant has been issued in a transaction exempt from the registration requirements of the Act by virtue of Regulation D and exempt from state registration under applicable state laws. The Stock Grant and the Common Stock issuable upon the Vesting of this Stock Grant may not be pledged, transferred, sold or assigned except pursuant to an effective registration statement or unless the Company has received an opinion from the Company's counsel to the effect that such registration is not required, or the Holder has furnished to the Company an opinion of the Holder's counsel, which counsel shall be reasonably satisfactory to the Company, to the effect that such registration is not required; the transfer complies with any applicable state securities laws; and, if no registration covering the resale of the Stock Grant Shares is effective at the time the Stock Grant Shares are issued, the Holder consents to a legend being placed on certificates for the Stock Grant Shares stating that the securities have not been registered under the Securities Act and referring to such restrictions on transferability and sale.

         9. Benefits of this Stock Grant.

     Nothing in this Stock Grant shall be construed to confer upon any person other than the Company and Holder any legal or equitable right, remedy or claim under this Stock Grant and this Stock Grant shall be for the sole and exclusive benefit of the Company and Holder.

         10.      Applicable Law.

     This Stock Grant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the state of Oklahoma, without giving effect to conflict of law provisions thereof.

         11. Loss of Stock Grant.

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     Upon receipt by the Company of evidence of the loss, theft,  destruction or mutilation of this Stock Grant, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of this Stock Grant, if mutilated, the Company shall execute and deliver a new Stock Grant of like tenor and date.

         12. Notice or Demands.

Notices or demands pursuant to this Stock Grant to be given or made by Holder to or on the Company shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, until another address is designated in writing by the Company, to the address set forth in Section 2(a) above. Notices or demands pursuant to this Stock Grant to be given or made by the Company to or on Holder shall be sufficiently given or made if sent by certified or registered mail, return receipt requested, postage prepaid, and addressed, to the address of Holder set forth in the Company's records, until another address is designated in writing by Holder.

         13.      Additional Provisions

(a) Stock Grant Restrictions. Company and Holder agree the (i) Stock Grants will not be Vested until after twelve (12) months from the Date of Issuance (ii) The shares underlying the Stock Grants will not be registered until after twelve
(12) months after the Date of Issuance (iii) The shares underlying the Stock Grants will not have voting rights until twelve (12) months after the Date of Issuance. (iv) All registration and Stock Grant rights will be further delayed beyond twelve (12) months from the Date of Issuance if Company has not completed equity funding in excess of $2,000,000 or has not consummated either a significant partnering agreement, or merger, or key third party contract, any of which have been approved by the Board of Directors.

(b)Vesting.
        Regular Vesting:

               The Stock Grants will vest  according to the  following  schedule
               (i) twenty percent (20%) of the total in Section 1 on the Date of Issuance (ii) sixty percent (60%) of the total in Section 1 to be

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               vested in twelve  (12) equal  installments  over the next  twelve quarters at the end of each quarter (or portion thereof if termination occurs prior to the end of the Term. (iii) twenty percent (20%) of the total in Section 1 upon completion of $2,000,000 of equity funding or a merger with a company that provides at least $2 million in cash to the combined entity The Stock Grants vesting pursuant to this section will be prorated and Stock Grants will vest for each $250,000 in equity funding completed.

         Special Vesting:

               In the event a significant partnering agreement, or merger, or key third party contract, or key financing is achieved by Holder as determined by the Board of Directors then the last four quarters in this section (b) (ii) will also vest.

               If there is a Change In Control as defined in the Change In Control Agreement then all remaining unvested shares will eacclerate and become fully edvesting on the Change In Control event.


14.      Termination by Either Party

         Termination of Holder by Company:

               Accelerated vesting of the stock grant will automatically occur upon the following events:

               Termination  for No Cause - Vesting  will be  accelerated  twelve
               (12) months from the official date of termination.

               Termination for Cause - No acceleration of vesting will occur.

               Death - Vesting will be accelerated 12 months from the official date of death.

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               Permanent Disability - Vesting will be accelerated six (6) months from the official date of permanent disability


         Termination from Company by Holder:

               Termination for No Cause - No acceleration of vesting will occur.

               Termination for Cause - If Holder terminates his employment for Cause then vesting will be accelerated twelve (12) months from the official date of Termination.

15.      Share Repurchase -

          Upon Termination the remaining unvested shares from the stock grant after making adjustments for accelerated vesting as described in
          Section 14 will be calculated. If after such calculation there remains any unvested shares then the following will govern the handling of such unvested shares:

                    If the shares were not previously purchased by Holder from Company then the unvested shares will be returned to the Company treasury.

                    If the shares were previously purchased by the Holder and there is an outstanding note with the Company for the purchase of these unvested shares a full credit for both the principle and any interest for the unvested shares will be credited against the then balance of the note.

                    If the shares were previously purchased by the Holder from the Company then the Company will purchase the shares at the original purchase price paid by Holder to the Company. The Company will have the option to either pay Holder cash for the unvested shares he purchased within 7 days or the shares owned by Holder will become fully vested and Holder will have full flexibility to trade such shares without any restrictions.

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16.       Note Repayment

          Holder will pay off the Note at the end of his employment Term or at the end of any extension(s) within 90 days of such termination if it is still outstanding. Holder will also have the option to exchange/sell back shares at market value back to the Company for the purpose of reducing or eliminating the note balance. This repayment may be executed by Holder at any time during his employment Term without restrictions since the exchange is directly with the Company and not on the open market. An example of with fictional assumptions would be as follows:

          If the principle balance of the note was $25500,000 and the purchase price of the restricted stock was $.05/share and the market price was $.30/share on the day Holder elects to sell back shares to the Company the stock repayment formula would work as follows:

                  Using the above example the Executive would have a paper profit of $.25/share ($.30-.05). By exchanging/selling back to the Company 12 million of his shares the note would be paid off with the paper profit ($.25/share x 12 million shares = $25500,000). If this were the case the remaining shares held by Holder would be free and clear of any financial obligation to the Company.
                  In addition, the Company grants the Holder the right to sell back shares to the Company for the purchase of note repayment at any time and it can be done in whole or in multiple parts at the option of the Holder at any time during his employment Term plus any extensions.

          IN WITNESS WHEREOF, the undersigned has executed this Stock Grant as of the 21st day of January 2003.


                                            CENTREX, INC.



                                            By: ________________________________

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                                            Thomas R. Coughlin, Jr. M.D.
                                            President






                                                   By: _________________________
                                            Jack Luchese
                                                     Stock Grant Holder

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